UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Mitchell, Samuel J.

   3475 Dabney Drive
   Lexington, KY  40509
2. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 22, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |      |    | |                  |   |           |162  (1)           |I     |                           |
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Common Stock               |      |    | |                  |   |           |216                |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option (2)            |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|500    |       |500         |D  |            |
                      |        |     |    | |           |   |98   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|250    |       |250         |D  |            |
                      |        |     |    | |           |   |99   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|250    |       |250         |D  |            |
                      |        |     |    | |           |   |00   |-07  |            |       |       |            |   |            |
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Option (2)            |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|500    |       |500         |D  |            |
                      |        |     |    | |           |   |99   |-08  |            |       |       |            |   |            |
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                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|250    |       |250         |D  |            |
                      |        |     |    | |           |   |00   |-08  |            |       |       |            |   |            |
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                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|250    |       |250         |D  |            |
                      |        |     |    | |           |   |01   |-08  |            |       |       |            |   |            |
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Option (2)            |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|750    |       |750         |D  |            |
                      |        |     |    | |           |   |00   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|375    |       |375         |D  |            |
                      |        |     |    | |           |   |01   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|375    |       |375         |D  |            |
                      |        |     |    | |           |   |02   |-09  |            |       |       |            |   |            |
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Option (2)            |33.0625 |     |    | |           |   |9-21-|10-21|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |01   |-10  |            |       |       |            |   |            |
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                      |33.0625 |     |    | |           |   |9-21-|10-21|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |02   |-10  |            |       |       |            |   |            |
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                      |33.0625 |     |    | |           |   |9-21-|10-21|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |03   |-10  |            |       |       |            |   |            |
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                      |33.0625 |     |    | |           |   |9-21-|10-21|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |04   |-10  |            |       |       |            |   |            |
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Option (3)            |36.380  |     |    | |           |   |9-20-|10-20|Common Stock|1,500  |       |1,500       |D  |            |
                      |        |     |    | |           |   |02   |-11  |            |       |       |            |   |            |
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                      |36.380  |     |    | |           |   |9-20-|10-20|Common Stock|750    |       |750         |D  |            |
                      |        |     |    | |           |   |03   |-11  |            |       |       |            |   |            |
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                      |36.380  |     |    | |           |   |9-20-|10-20|Common Stock|750    |       |750         |D  |            |
                      |        |     |    | |           |   |04   |-11  |            |       |       |            |   |            |
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Option (3)            |45.99   |     |    | |           |   |1-30-|2-29-|Common Stock|6,000  |       |6,000       |D  |            |
                      |        |     |    | |           |   |03   |12   |            |       |       |            |   |            |
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                      |45.99   |     |    | |           |   |1-30-|2-29-|Common Stock|3,000  |       |3,000       |D  |            |
                      |        |     |    | |           |   |04   |12   |            |       |       |            |   |            |
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                      |45.99   |     |    | |           |   |1-30-|2-29-|Common Stock|3,000  |       |3,000       |D  |            |
                      |        |     |    | |           |   |05   |12   |            |       |       |            |   |            |
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Option (3)            |28.13   |     |    | |           |   |9-19-|10-19|Common Stock|11,250 |       |11,250      |D  |            |
                      |        |     |    | |           |   |03   |-12  |            |       |       |            |   |            |
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                      |28.13   |     |    | |           |   |9-19=|10-19|Common Stock|5,625  |       |5,625       |D  |            |
                      |        |     |    | |           |   |04   |-12  |            |       |       |            |   |            |
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                      |28.13   |     |    | |           |   |9-19=|10-19|Common Stock|5,625  |       |5,625       |D  |            |
                      |        |     |    | |           |   |05   |-12  |            |       |       |            |   |            |
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Common Stock Units (4)|1-for-1 |11-22|A   | |2,731      |A  |     |     |Common Stock|2,731  |$27.730|            |D  |            |
                      |        |-02  |    | |           |   |     |     |            |       |       |            |   |            |
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Common Stock Units (5)|1-for-1 |11-27|J   | |9          |A  |     |     |Common Stock|9      |$28.450|21,620      |   |            |
                      |        |-02  |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Based on Employee Savings Plan information as of 9-30-02, the latest date for which such information is reasonably available.
2. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1997 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
3 . Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's Amended and Restated Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
4.  Incentive compensation deferred into Ashland's 1995 Deferred Compensation
Plan.
5. Common Stock Units acquired pursuant to Ashland's 1995 Deferred Compensation Plan as of 11-27-02 , and exempt under Rule 16b-3(d). (One (1) Common Stock Unit in the 1995 Deferred
Compensation Plan is the equivalent of one (1) share of Ashland Common Stock)feature pursuant to the plan.
SIGNATURE OF REPORTING PERSON
M. Craig Hall - Attorney-in-fact
DATE
December 2, 2002